Exhibit 10.19

                              MORGAN PRODUCTS LTD.
                           DEFERRED COMPENSATION PLAN
                              (Revised   12/20/95)
1.  Purpose of Plan.

     The purpose of the Morgan Products Ltd. Deferred Compensation Plan (the "Plan") is to provide enhanced benefits for the present management and highly compensated key employees of Morgan Products Ltd. and its subsidiaries (collectively the "Company") in order to provide for their retirement or other needs. The effective date of the Plan shall be October 1, 1988.

2.  Administration.

     The Plan shall be administered by, or under the direction of the committee (the "Committee") appointed by the Compensation Committee of the Board of Directors of the Company. The Committee shall have all the power and authority necessary to administer the Plan and to interpret the Plan. No committee member shall be entitled to act on or decide any matter relating solely to himself or any of his rights under the Plan.

3.  Eligibility and Participation.

     The Committee, in its sole discretion, shall designate those employees who are key employees and thereby are eligible to become participants in the Plan. In no event, however, shall an employee be eligible to participate or continue to participate unless effective January 1, 1990 (a) the employee's grade is E-9 or above (or such equivalent grade level designated by the Committee), (b) the employee's regular pay including bonus and commission earned as of the end of the preceding calendar year is at least the current year's IRS total compensation limit of the 401(k) highly compensated top 20% group rounded up to the next $000 (i.e., for the 1992 $63,000, this number will continue to be indexed in succeeding years) and (c) the employee's regular base pay as of the end of the preceding calendar year is at least 80% of (b) (i.e., for 1992 $50,000). Participation shall be limited to key employees who are considered within a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"). Each such key employee who submits a Deferral Agreement to the Company (the "Participant") shall commence participation in the Plan as of the date specified in the Deferral Agreement. The Committee reserves the right to revoke or discontinue participation of any employee who the Secretary of Labor determines by regulation or ruling in the Committee's opinion is not either within a select group of management employees or a highly compensated employee. The Committee shall determine, from time to time, the amount of salary and/or bonus deferral each Participant shall be eligible to defer; provided that (a) such salary deferral amount is at least $3,000 per year and that any deferrals in excess of $3,000 be made in $1,000 increments, (b) any deferral of bonus amounts shall be made in whole percentages of such bonus, and (c) any deferral of bonus amounts with respect to 1988 shall not exceed 25% and deferral of bonus amounts for 1989 and thereafter shall not exceed 80%.

4.  Deferral Elections.

     (a) Election. Each eligible employee shall submit a Deferral Agreement to the Committee prior to March 1 of the calendar year for which the agreement is to be effective; provided that (i) in the year that the Plan is first adopted, Deferral Agreements must be submitted no later than October 1, 1988, and will be effective only as to compensation earned and paid after that date and (ii) newly eligible Participants who submit Deferral Agreements within 30 days of first being eligible to participate under the Plan may begin deferrals on a date other than March 1, at the discretion of the Committee, but only as to compensation earned and payable after the date specified in the Deferral Agreement. Subject to approval of the Committee, a deferral election as to salary may be increased in increments of $1,000 effective March 1 of any calendar year but only as to compensation earned and payable after such date. Except as provided in Sections 4(b) and 6(d) below, a Participant's deferral election pursuant to his Deferral Agreement may not be revoked or otherwise reduced for a period of either five or eight years, as specified in the Deferral Agreement; provided that if a Participant is at least 62 years of age on the date he is first eligible to participate in the Plan, the Committee may, in its sole discretion, substitute a shorter period for the five year period. Notwithstanding the foregoing sentence, a Participant who has elected to defer bonus amounts for 1992 and/or thereafter may change such bonus deferral election only if, and to the extent, such Participant is eligible to and makes a corresponding deferral for such bonus under the Morgan Products Ltd. Convertible Appreciation Rights Plan. Effective for calendar years beginning with January 1, 1994, if an eligible employee expects, in the ensuing calendar year, to earn compensation, as defined in the Morgan Products Ltd. Profit Sharing and Savings Retirement Plan ("PSSR"), in excess of the limits for such year imposed by Section 401(a)(17) of the Internal Revenue Code of 1986 ("Code"), he may elect to defer from his salary and/or bonus for such year an amount equal to the difference between (a) six (6) percent of his PSSR compensation disregarding the limits imposed by Section 401(a) (17) of the Code and (b) the eligible employee's actual dollar amount of basic contributions made to the PSSR for such year. Such deferral elections shall be (i) conditioned upon and remain effective during the period for which the eligible employee makes contributions to the PSSR to the maximum permitted extent including any contribution limitation rules promulgated by the PSSR administrative committee and (ii) made on a form approved by the Committee and submitted prior to the beginning of the calendar year of deferral. Such deferral shall be for a period ending on the earliest of his retirement, death or termination of employment and, except as provided in Section 4(b) and 6(d) below, such deferral election may not be revoked or otherwise reduced retroactively. For Plan Purposes, such deferrals shall be referred to as Excess 401(k) Contributions.

     Notwithstanding any other term or provision of this Plan to the contrary, a Participant may elect an early withdrawal of any or all of his or her Deferred Account balance; provided, however, that any such withdrawal shall cause immediate forfeiture of a portion of the Participant's Deferral Account. The portion of the Deferral Account forfeited pursuant to the preceding sentence shall equal ten percent (10%) of the total amount the Participant elects to withdraw early. Such forfeiture shall first be immediately deducted from the Participant's Account balance (provided there exists sufficient remaining funds in said account), and/or next from the funds distributed early to the participant (to the extent not deducted from the Account balance).

     (b) Hardship. (i) Upon the request of a Participant, the Committee, in its sole discretion, upon demonstration of a hardship by the Participant, may permit modification of a Participant's deferral election to suspend or to reduce the amount deferred for subsequent periods. Such a request must be submitted in writing, with evidence of a hardship, to the Committee before March 1 of the year in which the requested reduction is to take effect. If such a request is approved by the Committee, it shall be effective for all future periods of deferral except as provided in (ii) below. A hardship is defined as a substantial financial need of the participant due to family health, education, or housing needs.

     (ii) A Participant whose deferral has been reduced due to hardship, as provided in (i) above, may elect, prior to termination of employment, to increase future deferrals by an amount equal to the difference between the amount deferred pursuant to the initial unreduced Deferral Agreement and the amount deferred pursuant to the reduced hardship Deferral Agreement. Such increase in the amount of future deferrals shall be effective upon approval of such election by the Committee and shall be effective only as to future compensation to be earned.

     (c) Deferral Election Arrangements. The Committee is authorized to make any and all necessary arrangements with the Company in order to implement the Participants deferral elections under Section 4(a).

5.  Accounts.

     (a) Establishment. The Committee shall establish and maintain a bookkeeping account ("Account") in the name of each Participant. Each Participant's Account shall be credited with the deferrals elected by the Participant (as specified in the Participant's Deferral Agreement) at the time such compensation would have been paid but for the deferral plus interest at the applicable interest rate. In addition, each Participant's Account shall be credited with an amount equal to (a) the difference between his actual allocated share of the Company's annual profit sharing contribution, if any, under the Morgan Products Ltd. Profit Sharing and Savings Retirement Plan ("PSSR") and the amount such share would have been if he had not deferred any compensation under this Plan, including Excess 401(k) Contributions, or if his annual profit sharing contribution to the PSSR had not been limited due to the annual compensation limits for such year imposed by Section 401(A)(17) of the Code, (b) the amount of Company matching contributions, attributable to his deferrals, he would have had credited to him under the PSSR if he had not deferred any compensation under this Plan, other than Excess 401(k) Contributions, (c) the amount of the Participant's Excess 401(k) Contributions, if any, and (d) an amount equal to fifty (50) percent of the Participant's Excess 401(k) Contributions. The amounts referred to in the preceding sentence ("additional amounts") shall be credited at the time such amounts would have been credited to him under the PSSR and shall be credited with interest thereafter at the applicable interest rate. The Participant shall have, from time to time, the same degree of nonforfeitable interest in the additional amounts (including interest attributable thereto) as he has in his corresponding accounts under the PSSR. The Committee shall also establish an Account to be credited with (or credit to a Participant's existing Account) any payments to the Participant under the Morgan Products Ltd. Convertible Appreciation Rights Plan which have been elected for deferral and transfer to this Plan. Each Participant's Account shall be reduced by any distributions made plus any expenses properly chargeable to such Account.

     (b) Interest. Each Account, until fully distributed, shall be credited with interest, for each calendar month as of the last day of each month. Interest will be calculated by applying the Interest Yield to the balance of the Account on such date, taking into account deferrals and distributions to be credited or deducted on that date. "Interest Yield" means for each twelve consecutive calendar months ending after March 1, interest in an amount equal to the Moody's Long-Term Bond Rate in effect on such March 1 (or the last business day immediately preceding such date if it is a Saturday, Sunday or holiday) divided by twelve.

     (c) Reports. Following the close of each year, the Committee will provide statements of Account to each Participant or his Beneficiary.

6.   Benefits.

     (a) Termination Benefit. Upon a Participant's termination of employment, for any reason other than death or retirement, the Participant shall be entitled to receive the amount credited to his Account (excluding any amount in which he does not have a nonforfeitable interest) as of the last day of the month in which employment is terminated. Payment of such benefit will be made in a single lump sum amount within 30 days following the last day of the month of employment termination.

     (b) Pre-Retirement Death Benefit. (i) Upon the death of a Participant prior to termination of employment and before the commencement of any periodic payments under the Plan, the Company will pay to the Participant's designated Beneficiary, as defined in Section 7, a pre-retirement death benefit. In the case of death other than as a result of suicide, such benefit shall be equal to the greater of (1) the entire amount credited to the decedent's Account as of the last day of the month coincident with or immediately preceding the date of death or (2) the Participant's deferral commitment in effect at the date of death, as determined by the Committee. If a Participant's death is a result of suicide, such benefit shall be equal only to the amount specified in clause (1) in the preceding sentence. For purposes of determining a decedent's Account balance, hardship distributions, if any, under Section 6(d) and any deferral transfer from the Morgan Products Ltd. Convertible Appreciation Rights Plan under Section 5(a) will be taken into account.

     (ii) Payment of the pre-retirement death benefit will be made in three equal annual installments commencing within 30 days of the date of death. Additional earnings will be credited to the Account of the decedent during the installment payment period in the same manner as earnings are credited during the Participant's employment under Section 5(b) above. The Committee reserves the right to authorize the payment of any pre-retirement death benefit in a single lump sum form.

     (c) Retirement Benefit. If a Participant terminates employment (i) at or after age 55 with at least 7 years of service or (ii) at or after age 62 regardless of service, such Participant shall be eligible to receive payment of his entire Account balance in annual installments commencing within 30 days of the date of such termination of employment, over not more than ten years. Additional earnings will be credited to the Account during the installment payment period in the same manner that such earnings are credited while the Participant is employed by the Company in accordance with Section 5(b). If a retired Participant dies prior to receiving all payments under the Plan, the remaining payments (or if the Committee so authorizes the remaining balance in single lump sum) shall be paid to the Participant's designated Beneficiary, as defined in Section 7.

     (d) Hardship. Upon the request of a Participant or Beneficiary, the Committee, in its sole discretion, upon demonstration that the Participant or Beneficiary has suffered a hardship, as defined in Section 4(b)(i), may distribute to the Participant or Beneficiary that portion of the Participant's Account balance needed to alleviate the hardship. Such a request must be submitted to the Committee in writing with evidence of a hardship. All such determinations of the Committee shall be final and binding on all interested parties.

7.   Beneficiaries.

     Each Participant shall from time to time designate one or more persons as his Beneficiary under the Plan. Such beneficiary designation shall be made in writing and shall be acknowledged by the Committee. If the designated Beneficiary dies before receiving all payments due under the Plan, the remaining payments (or if the Committee so authorizes, the remaining balance in single lump sum) will be made to the estate of the designated Beneficiary. If the designated Beneficiary does not survive the Participant, is otherwise unavailable to receive payment, or if such designation conflicts with law, or no beneficiary designation is in force when Plan benefits become payable on account of death, the Beneficiary under this Plan shall be deemed to be the Participant's surviving spouse, if any, and, if none, his estate.

8.   Prohibition Against Funding.

     The Company shall not segregate or physically set aside any funds or assets as a result of the Plan. Should any insurance contract or other investment be acquired in connection with the liabilities assumed by the Company under this Plan, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participants, their Beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors. Each Participant and Beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company shall be designated owner and beneficiary of any insurance contract acquired in connection with its obligation under this Plan. Each Participant shall, however, cooperate in any application by the Company for such insurance including without limitation submitting to a physical examination.

9.   Taxes and Expenses.

     Any taxes imposed on Plan benefits shall be the sole responsibility of the Participant or his Beneficiary. The Company shall deduct from Plan benefits any federal (including FICA), state or local taxes required to be withheld. All Plan administration expenses incurred by the Company or Committee shall be borne by the Company. Starting in 1994, the Company shall be entitled to deduct, either from a deferral under the Plan or any other compensation payable by the Company to a Participant, any taxes required by law to be withheld.

10.  No Assignment.

     No benefit or payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same, shall be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any person entitled to such benefit or payment, except to such extent as may be required by law. If any person entitled to a benefit or payment under this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit or payment, then such payment or benefit, in the discretion of the Committee shall cease and terminate with respect to such person, and the Committee, in such case, shall hold or apply the same or any part thereof for the benefit of any dependent, relative or beneficiary or such person, in such manner or proportion as the Committee may deem proper.

11.  No Employment Rights.

     Neither the establishment of this Plan nor Plan participation shall be construed to confer upon any participant any legal right to be retained in the employment of the Company or any subsidiary, or give a Participant or Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted.

12.  Incompetence.

     If the Committee determines that any person to whom a benefit is payable under this Plan is incompetent or unable to care for his affairs by reason of age or physical and mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to another for his benefit, without responsibility of the Committee or the Company to see to the application of such payments. Any payments made pursuant to such power shall, as to such payment, operate as a complete discharge of the Company.

13.  Identity.

     If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of or right to such payment, the Company shall be entitled to hold such sum until such identity or amount or time or right is determined or until an order of a court of competent jurisdiction is obtained. The Company shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.

14.  Other Benefits.

     The benefits of each Participant or any other person hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or such other person under any other pension, disability, annuity or retirement plan or policy whatsoever. Participation in the Plan shall not reduce any employee benefit coverage offered by the Company except that, by law, the amounts deferred shall not be considered as "Compensation" for purposes of any Company qualified retirement plan.

15.  Liability Limitations.

     The Company shall be solely responsible for the payment of Plan benefits. No liability shall attach to or be incurred by any officer or director of the Company or any member of the Committee under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

16.  Amendment and Termination.

     The Company shall have the sole authority to amend or terminate this Plan at any time, without prior notice; provided, however, that any amendment or termination of this Plan shall not reduce, alter or impair, without the consent of the Participant or Beneficiary, the right to any payments to which such person was entitled under this Plan on the day before the effective date of such amendment or termination.

17.  Claims Procedure.

     Consistent with the requirements of ERISA and the regulations thereunder of the Secretary of Labor, the Committee, as the named fiduciary under ERISA for the review of denied claims shall:

     (a) provide adequate notice in writing to any Participant, former Participant, or Beneficiary (referred to collectively in this Section as "Participant") whose claim for benefits under the Plan has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and

     (b) afford a reasonable opportunity to any Participant whose claim for benefits has been denied to a full and fair review of the decision denying the claim. All decisions of the Committee shall be final and binding on all interested parties.

18.  Governing Law.

     Except to the extent this Plan may be subject to ERISA, this Plan shall be governed by, construed and administered under the laws of the State of Wisconsin (other than the conflict of laws provisions).

19.  Severability.

     If any Plan provision or any Deferral Agreement provision of a Participant is held invalid or unenforceable, such invalidity or unenforceability shall not effect any other provisions of this Plan, any other Deferral Agreement or provision, or any other Participant, and this Plan shall be construed and enforced as if such provision had not been included therein.

20.  Binding Agreement.

     This Plan (including any Deferral Agreement hereunder) shall be binding upon the Company and Participants and their respective successors, assigns, heirs, executors, and beneficiaries.21. Headings.

     The article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provisions thereof.

22.  Terms.

     Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.


                                    APPENDIX

                              MORGAN PRODUCTS LTD.
                           DEFERRED COMPENSATION PLAN


                         Definition-Deferral Commitment

     For purpose of determining a pre-retirement death benefit under Section 6 of the Plan, "deferral commitment" shall mean the sum of (a) the Participant's salary deferral amount projected over the deferral period and (b) the bonus deferral amount (if any) projected over the deferral period and based on the Participant's target bonus and salary rate in effect at the time the election to defer becomes operative. A Participant's "deferral commitment" shall be subject to adjustment. The salary deferral component of the deferral commitment shall be adjusted for hardship distributions, if any, and for subsequent reductions or increases, if any, in the salary deferrals elected by the Participant during the deferral period. The bonus deferral component of the deferral commitment shall be adjusted for changes, if any, in the target bonus and for subsequent increases, if any, in the bonus deferral percentage elected by the Participant during the deferral period but not for salary increases during the deferral period.